        Exhibit 10.1
Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

PURCHASE AND SALE AGREEMENT
dated as of May 24, 2024
by and between
AGIOS PHARMACEUTICALS, INC.,
as SELLER
and
ROYALTY PHARMA INVESTMENTS 2019 ICAV,
as PURCHASER

TABLE OF CONTENTS
.........................................
i

Section 5.4 Payments on Account of the Purchased Assets and Payments Generally…..........	26
Section 5.5 Counterparty Agreement.......................................................................................	28
Section 5.6 Mergers, Consolidation and Asset Sales Involving Counterparty.........................	30
Section 5.7 Tax Matters..........................................................................................................	30
Section 5.8 Existence.............................................................................................................	31
Section 5.9 Audits; Underpayment of Vorasidenib Receivables; Overpayment of Vorasidenib Receivables.........................................................................................................	31
Section 5.10 Confidentiality....................................................................................................	33
Section 5.11 Deposit Account.................................................................................................	33
ARTICLE VI CONDITIONS TO CLOSING; CLOSING DATE DELIVERIES............................	34
Section 6.1 Purchaser Conditions to Closing............................................................................	34
Section 6.2 Seller Conditions to Closing...................................................................................	35
ARTICLE VII INDEMNIFICATION...............................................................................................	35
Section 7.1 Indemnification by the Seller.................................................................................	35
Section 7.2 Indemnification by the Purchaser..........................................................................	36
Section 7.3 Procedures..........................................................................................................	36
Section 7.4 Exclusive Remedy.................................................................................................	37
Section 7.5 Limitation of Liability............................................................................................	37
Section 7.6 Tax Treatment for Indemnification Payments........................................................	38
ARTICLE VIII MISCELLANEOUS................................................................................................	38
Section 8.1 Termination; Survival............................................................................................	38
Section 8.2 Specific Performance...........................................................................................	38
Section 8.3 Notices...............................................................................................................	38
Section 8.4 Successors and Assigns.......................................................................................	39
Section 8.5 Independent Nature of Relationship......................................................................	40
Section 8.6 Entire Agreement.................................................................................................	40
Section 8.7 Governing Law.....................................................................................................	40
Section 8.8 Waiver of Jury Trial................................................................................................	41
Section 8.9 Severability..........................................................................................................	41
Section 8.10 Counterparts.......................................................................................................	42
Section 8.11 Amendments; No Waivers.....................................................................................	42
Section 8.12 Table of Contents and Headings............................................................................	42

ii

Schedule 1.2     Deposit Account; Seller Account
Schedule 3.15(a)     Applicable Patent Rights

Exhibit A     Form of Bill of Sale
Exhibit B     Form of Counterparty Instruction
Exhibit C     [Reserved]
Exhibit D     Counterparty Agreement
Exhibit E     Disclosure Schedule
Exhibit F     Counterparty Consent
iii

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement”) dated as of May 24, 2024 is by and among Agios Pharmaceuticals, Inc., a Delaware corporation and the Person defined as “Seller” in the Counterparty Agreement (the “Seller”), and Royalty Pharma Investments 2019 ICAV (the “Purchaser”).
W I T N E S E T H:
WHEREAS, the Seller has the right to receive fifteen percent (15.0%) of Net Sales of the Earn-Out Product (vorasidenib) (as defined below) in the US Territory under the Counterparty Agreement;
WHEREAS, the Seller desires to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller its rights, title and interest in and to the Purchased Assets (as defined below), upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION
Defined Terms. The following terms, as used herein, shall have the following respective meanings:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.
“Annual Net Sales Statement” has the meaning set forth in Section 2.13(a)(iv) of the Counterparty Agreement.
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
“Applicable Percentage” means, in respect of Net Sales of the Earn-Out Product (vorasidenib) occurring in the US Territory during each calendar year, 100.0% until the Purchaser has actually received $150 million in Vorasidenib Receivables hereunder in respect of such Net Sales occurring in the US Territory during such calendar year, and, for the remainder of such calendar year, 80.0%. For clarity, with respect to Net Sales of the Earn-Out Product (vorasidenib) occurring in the US Territory during each calendar year as described in the prior sentence, the “Vorasidenib Receivables” constitute 15.0% of such Net Sales until the Purchaser has actually received $150 million in Vorasidenib Receivables hereunder in respect of such Net Sales occurring in the US Territory during such calendar year, and, for the Net Sales occurring in the US Territiory during the remainder of such calendar year, 12.0% of such Net Sales.
“Applicable Patent Rights” means the “Earn-Out Patent Rights” with respect to the Earn-Out Product (vorasidenib) described in sub-part (b) of the definition of “Earn-Out Patent Right” in Section 1.1 of the Counterparty Agreement.
“Audit Reports” means any reports, summaries of preliminary conclusions, and final conclusions of any Independent Accounting Firm pursuant to Section 2.13(e) of the Counterparty Agreement.
“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) (i) an admission in writing by such Person of its inability to pay its debts generally as they become due or (ii) a general assignment by such Person for the benefit of creditors; (b) the filing of any petition by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) whether with or without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, with or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within [**] from entry thereof.
“Bill of Sale” means that certain bill of sale effective as of the Closing Date executed by the Seller and the Purchaser substantially in the form of Exhibit A.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.
“Closing” means the sale, contribution, assignment, transfer, conveyance and grant of the Purchased Assets contemplated hereunder.
“Closing Date” means the date on which the Closing occurs pursuant to Section 2.1(a).
“Counterparty” means each of Servier and Servier SAS, and their permitted successors and assigns (collectively, the “Counterparties”).
“Counterparty Agreement” means that certain Purchase and Sale Agreement, dated as of December 20, 2020, by and among Seller and the Counterparties, as amended, modified or otherwise supplemented from time to time, including pursuant to the Counterparty Consent.
“Counterparty Consent” means that certain Consent Agreement dated May 23, 2024 between Seller and Counterparty, a true, correct and complete copy of which is attached hereto as Exhibit F.
“Counterparty Instruction” means the irrevocable direction to each Counterparty substantially in the form of Exhibit B.
“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, or similar proceeding, following or as a result of which any Counterparty fails to pay amounts owing under the Counterparty Agreement in respect of the Vorasidenib Receivables as a result of the Counterparty’s financial distress, creditworthiness, or insolvency.
“Deposit Account” means the bank account described on the Schedule 1.2 under the heading “Deposit Account” for the benefit of the Purchaser, as such bank account may be changed by the Purchaser in its sole discretion from time to time upon prior written notice to the Seller in accordance with Section 5.4(b).
“Disclosure Schedule” means the Disclosure Schedule, attached hereto as Exhibit E and dated as of the date hereof and delivered by the Seller to the Purchaser.
“Disputed Amount” has the meaning set forth in Section 2.13(j) of the Counterparty Agreement.
“Dollar” or the sign “$” means United States dollars.

“Earn-Out Product (vorasidenib)” means an isocitrate dehydrogenase-1 & 2 (IDH1 & 2) inhibitor that has the compound AG-881 as its active ingredient.
“Earn-Out Product Transaction” has the meaning set forth in Section 2.13(g) of the Counterparty Agreement.
“Effective Date” means the date of this Agreement.
“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.
“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“FDA Approval” means Regulatory Approval from FDA for the Earn-Out Product (vorasidenib).
“FDA Approval Date” means the date FDA Approval is received.
“GAAP” means generally accepted accounting principles in effect in the United States from time to time.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Independent Accounting Firm” has the meaning set forth in the Counterparty Agreement.
“Knowledge” means, with respect to the Seller, the actual knowledge of [**], or any successor to any such individuals holding the same or substantially similar officer positions at the applicable time, after internal due inquiry with such individuals (and excluding, for the avoidance of doubt, any inquiries with the Counterparty or any other third party, it being understood that, since consummation of the transactions contemplated by the Counterparty Agreement in December 20, 2020, Seller’s knowledge of the Earn-Out Product (vorasidenib) and related issues is limited and indirect).
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse, or any other restriction on transfer.
“Loss” means any loss, damage, assessment, award, cause of action, claim, charge, cost, expense, fine, judgment, liability, obligation, penalty or, solely for purposes of Section 7.1 but not for Section 7.2, Receivables Reduction for which, in the case of any Receivables Reduction, Seller is liable under Section 5.4(d) and as to which Seller has not paid Purchaser in accordance with Section 5.4(d).
“Material Adverse Change” means (i) a material adverse effect on the legality, validity or enforceability of the Transaction Documents or the Counterparty Agreement (as it relates to the Purchased Assets), (ii) a material adverse effect on the ability of the Seller to perform any of its obligations under the Transaction Documents, (iii) a material adverse effect on the rights of the Seller or the Purchaser under the Counterparty Agreement with respect to the Purchased Assets, other than as a result of a Permitted Deduction or Credit Event, (iv) a material adverse effect on the validity or enforceability of any of the Applicable Patent Rights that, if adversely determined, would reasonably be expected to adversely affect in any material respect the timing, amount or duration of the payments to be made to the Purchaser in respect of the Purchased Assets, provided that acts or omissions of Seller after December 20, 2020, shall not be the basis for any Material Adverse Change under this clause (iv) unless any such act or omission was taken (or not) with the intent or knowledge that such action or omission would reasonably be likely to have such effect, or (v) an adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Purchaser in respect of the Vorasidenib Receivables or the right of the Purchaser to receive such payments, other than as a result of a Permitted Deduction or Credit Event.
“Net Sales” has the meaning set forth in Section 1.1 of the Counterparty Agreement.
“Net Sales Term” has the meaning set forth in Section 1.1 of the Counterparty Agreement as it relates to the Earn-Out Product (vorasidenib).
“Permitted Deductions” means (i) the deductions set forth in items (a)-(k) of the definition of “Permitted Deductions” in Section 1.1 of the Counterparty Agreement to the extent such deductions are actually taken by the Counterparty in the calculation of “Net Sales” for sales of the Earn-Out Product (vorasidenib) that are made in the US Territory from and after the FDA Approval Date, (ii) offsets permitted under clause (B) of the second sentence of 2.13(a)(iv) and Section 2.13(e)(B) of the Counterparty Agreement resulting from Counterparty overpayment of Vorasidenib Receivables to the Purchaser, in each case in respect of “Net Sales” of the Earn-Out Product (vorasidenib) made in the US Territory from and after the FDA Approval Date, and (iii) any deductions or withholdings for Taxes required under Applicable Law in accordance with and subject to Section 5.7(b). For the avoidance of doubt, no other right of set-off, off-set, counterclaim, deduction, withholding, or credit, by contract or otherwise (including offsets or reductions in respect of Third Party License Payments pursuant to Section 2.13(a)(ii) of the Counterparty Agreement and any offset or reduction taken on account of any Disputed Amounts under Section 2.13(j) of the Counterparty Agreement) is a Permitted Deduction.
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Purchase and Sale Agreement” has the meaning set forth in the preamble.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Assets” means, collectively, (a) the Seller’s right, title and interest in, to and under the Counterparty Agreement with respect to the Vorasidenib Receivables and the Receivables Reports, and (b) the right to transfer, assign or pledge the foregoing, in whole or in part, and the payments, accounts, proceeds and income of, and the rights to enforce, each of the foregoing. The Purchased Assets do not include any other rights under the Counterparty Agreement or otherwise including, for the avoidance of doubt, Seller’s right, title and interest in the other assets transferred pursuant to the Sagard Agreement.
“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.
“Purchaser” has the meaning set forth in the preamble.
“Qualified Assignee” means: (i) [**]; or (ii) any other Person designated as such in writing by mutual agreement of the Seller and the Purchaser.
“Quarterly Net Sales Statement” has the meaning set forth in Section 2.13(a)(iii) of the Counterparty Agreement.
“Receivables Reduction” means any right of set-off, off-set, counterclaim, deduction, withholding, or credit, by contract or otherwise, including pursuant to Section 2.13(a)(ii) or Section 2.13(j) of the Counterparty Agreement, other than any Permitted Deductions.
“Receivables Reports” mean Seller’s right to: (i) receive the Quarterly Net Sales Statements produced by Counterparty pursuant to Section 2.13(a)(iii) of the Counterparty Agreement in respect of Net Sales of the Earn-Out Product (vorasidenib), (ii) receive the Annual Net Sales Statements produced by Counterparty pursuant to Section 2.13(a)(iv) of the Counterparty Agreement in respect of Net Sales of the Earn-Out Product (vorasidenib), and (iii) receive a summary of preliminary conclusions of any Independent Accounting Firm and to provide comments thereon pursuant to Section 2.13(e) of the Counterparty Agreement and receive the final conclusions of such Independent Accounting Firm pursuant to Section 2.13(e) of the Counterparty Agreement.
“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.
“Regulatory Approvals” mean, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Earn-Out Product (vorasidenib) may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Retained Percentage” means, in respect of Net Sales of the Earn-Out Product (vorasidenib) occurring in the US Territory during each calendar year, 0.0% until the Purchaser has actually received $150 million in Vorasidenib Receivables hereunder in respect of such Net Sales occurring in the US Territory during such calendar year, and, for Net Sales occurring in the US Territory during the remainder of such calendar year, 20.0%. For clarity, with respect to Net Sales of the Earn-Out Product (vorasidenib) occurring in the US Territory during each calendar year as described in the prior sentence, the “Retained Receivables” constitute 0.0% of such Net Sales until the Purchaser has actually received $150 million in Vorasidenib Receivables hereunder in respect of such Net Sales occurring in the US Territory during such calendar year, and, for Net Sales occurring in the US Territory during the remainder of such calendar year, 3.0% of such Net Sales.
“Retained Receivables” means, without duplication:
(a) the Retained Percentage of all amounts or fees due, paid or payable, owed or owing, accrued or otherwise to be paid to the Seller or any of its Affiliates under Section 2.13(a)(i)(B) of the Counterparty Agreement in respect of aggregate annual Net Sales of the Earn-Out Product (vorasidenib) made in the US Territory from and after the FDA Approval Date and during the Net Sales Term, and any amounts payable by Counterparty to Seller under the Counterparty Agreement in lieu thereof, but in each case without giving effect to any offsets or reductions in respect of Third Party License Payments pursuant to Section 2.13(a)(ii) of the Counterparty Agreement or any offsets or reductions taken on account of any Disputed Amounts under Section 2.13(j) of the Counterparty Agreement;
(b) all amounts payable resulting from Counterparty underpayments in respect of the Retained Percentage of Net Sales of the Earn-Out Product (vorasidenib) made in the US Territory from and after the FDA Approval Date pursuant to (i) Section 2.13(a)(iii)(B) of the Counterparty Agreement, (ii) clause (B) of the first sentence in Section 2.13(a)(iv) of the Counterparty Agreement, and (iii) Section 2.13(e) of the Counterparty Agreement (in each case (b)(i)-(b)(iii) above, regardless of whether Seller furnishes an invoice to Counterparty for such amounts);
(c) all indemnity payments, guarantees, recoveries, damages or awards or settlement amounts payable by Counterparty to the Seller or any of its Affiliates after the FDA Approval Date as a result of a breach by either Counterparty of the provisions of the Counterparty Agreement related to the Purchased Assets in respect of the amounts described in clause (a) and (b) above, including pursuant to Section 10.3, Section 10.5, and Section 11.15 of the Counterparty Agreement (other than for any unreimbursed costs payable to Seller pursuant to the Counterparty Agreement) related to the period after the FDA Approval Date;
(d)  any payments payable to Seller under Section 2.13(i) of the Counterparty Agreement in respect of the payments described in clauses (a)-(c) above related to the period after the FDA Approval Date;

(e) all other amounts paid or payable by Counterparty or any other Person to the Seller or any of its Affiliates arising out of, related to or resulting from the amounts described in clauses (a), (b), (c) and (d) above;
(f) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clauses (a)-(e) above; and
(g) all proceeds (as defined under the UCC) of any of the foregoing.
“Sagard Agreement” means that certain Purchase and Sale Agreement, dated as of October 27, 2022, by and among Seller, Sagard Healthcare Royalty Partners, LP and Sagard Healthcare Partners Co-Invest Designated Activity Company, as amended, modified or otherwise supplemented from time to time not in violation of this Agreement.
“Sale Date” means the “Closing Date” as defined in the Counterparty Agreement, which was March 31, 2021.
“Seller” has the meaning set forth in the preamble.
“Seller Account” means the account described on Schedule 1.2 (or to such other account as the Seller shall notify, the Purchaser in writing from time to time).
“Seller Indemnified Party” has the meaning set forth in Section 7.2.
“Servier” means Servier Pharmaceuticals, LLC, a Delaware limited liability company and the Person defined as “Purchaser” in the Counterparty Agreement.
“Servier SAS” means Servier S.A.S., a French societe par actions simplifiee and the Person defined as “Purchaser Guarantor” in the Counterparty Agreement.
“Specified Indemnity Claim” has the meaning set forth in Section 2.13(j) of the Counterparty Agreement, and herein shall be limited to any such claim related to the Purchased Assets or the Earn-Out Product (vorasidenib).
“Specified Tax Withholding” has the meaning set forth in Section 5.7(b).
“Sublicensee” means any licensee or sublicensee of Counterparty in respect of the Earn-Out Product (vorasidenib).
“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Third Party License Payments” has the meaning set forth in Section 1.1 of the Counterparty Agreement.
“Transaction Documents” means this Purchase and Sale Agreement, the Bill of Sale and the Counterparty Instruction.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the backup security interest or any portion thereof granted pursuant to Section 2.1(f) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“Upstream License Agreement” means that certain Exclusive License Agreement by and among The Johns Hopkins University, Duke University, and the Seller, dated as of November 7, 2009, which agreement was transferred by the Seller to the Counterparty in connection with the Counterparty Agreement on the Sale Date.
“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.
“US Territory” has the meaning set forth in Section 1.1 of the Counterparty Agreement.
“Vorasidenib Receivables” means, without duplication:
(a) the Applicable Percentage of all amounts or fees due, paid or payable, owed or owing, accrued or otherwise to be paid to the Seller or any of its Affiliates under Section 2.13(a)(i)(B) of the Counterparty Agreement in respect of aggregate annual Net Sales of the Earn-Out Product (vorasidenib) made in the US Territory from and after the FDA Approval Date and during the Net Sales Term, and any amounts payable by Counterparty to Seller under the Counterparty Agreement in lieu thereof, but in each case without giving effect to any offsets or reductions in respect of Third Party License Payments pursuant to Section 2.13(a)(ii) of the Counterparty Agreement or any offsets or reductions taken on account of any Disputed Amounts under Section 2.13(j) of the Counterparty Agreement;

(b) all amounts payable resulting from Counterparty underpayments in respect of the Applicable Percentage of Net Sales of the Earn-Out Product (vorasidenib) made in the US Territory from and after the FDA Approval Date pursuant to (i) Section 2.13(a)(iii)(B) of the Counterparty Agreement, (ii) clause (B) of the first sentence in Section 2.13(a)(iv) of the Counterparty Agreement, and (iii) Section 2.13(e) of the Counterparty Agreement (in each case (b)(i)-(b)(iii) above, regardless of whether Seller furnishes an invoice to Counterparty for such amounts);
(c) all indemnity payments, guarantees, recoveries, damages or awards or settlement amounts payable by Counterparty to the Seller or any of its Affiliates after the FDA Approval Date as a result of a breach by either Counterparty of the provisions of the Counterparty Agreement related to the Purchased Assets in respect of the amounts described in clause (a) and (b) above, including pursuant to Section 10.3, Section 10.5, and Section 11.15 of the Counterparty Agreement (other than for any unreimbursed costs payable to Seller pursuant to the Counterparty Agreement) related to the period after the FDA Approval Date;
(d)  any payments payable to Seller under Section 2.13(i) of the Counterparty Agreement in respect of the payments described in clauses (a)-(c) above related to the period after the FDA Approval Date;
(e) all other amounts paid or payable by Counterparty or any other Person to the Seller or any of its Affiliates arising out of, related to or resulting from the amounts described in clauses (a), (b), (c) and (d) above;
(f) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clauses (a)-(e) above; and
(g) all proceeds (as defined under the UCC) of any of the foregoing.
“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
Section 1.1 Rules of Construction. Unless the context otherwise requires, in this Purchase and Sale Agreement:
a.A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
b.Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.
c.Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

d.The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
e.The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
f.Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein) and include any annexes, exhibits and schedules attached thereto.
g.References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.
h.References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
i.The word “will” shall be construed to have the same meaning and effect as the word “shall”.
j.The words “hereof”, “herein”, “hereunder” and similar terms when used in this Purchase and Sale Agreement shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified.
k.In the computation of a period of time from a specified date to a later specified date, the word “from” means from and including, and each of the words “to” and “until” means “to but excluding”.
l.Any interpretation of whether an action or consent (or refusal to act or consent) or any instruction by any Purchaser or the Seller is “reasonable,” shall take into the account the relative economic interests of the Seller, on the one hand, and the Purchaser, on the other, in the reasonably expected future amounts due, paid or payable, owed or owing, accrued or otherwise to be paid by Counterparty or any of its Affiliates under Section 2.13(a)(i)(B) of the Counterparty Agreement in respect of Net Sales of the Earn-Out Product (vorasidenib).
m.Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

n.Any reference herein to a term that is defined by reference to its meaning in the Counterparty Agreement shall refer to such term’s meaning in the Counterparty Agreement as in existence on the date hereof and provided to the Purchaser as set forth in Section 3.14(b) (and not to any new, substituted, amended, modified or supplemented version thereof unless the Purchaser has consented thereto in writing).
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
Section 2.1 Purchase and Sale; Closing.
a.Subject to the satisfaction (or waiver by the party so entitled to waive) of the conditions set forth in Article VI, the Closing shall take place remotely via the exchange of documents and signatures within [**] following FDA Approval.
b.On the Closing Date, the Seller shall sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s rights, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by Sections 2.1(f) hereof.
c.The Seller and the Purchaser intend and agree that the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Assets and that such assignment and sale shall provide the Purchaser (or its respective permitted assigns) with the full benefits of ownership of the Purchased Assets. Neither the Seller nor the Purchaser intend the transactions contemplated hereby to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or a security agreement. The Seller waives any right to contest or otherwise assert that this Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Assets under Applicable Law, which waiver shall be enforceable against the Seller in any Bankruptcy Event in respect of the Seller. The sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets shall be reflected on the Seller’s financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP require otherwise with respect to the Seller’s consolidated financial statements).
d.The Seller hereby authorizes the Purchaser or its designee to, from and after the Closing Date, execute, record and file, and consents to the Purchaser or its designee executing, recording and filing, at the Purchaser’s sole cost and expense, financing statement, in forms to be agreed by the parties hereto, in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements or other amendments deemed necessary by the Purchaser, if and when applicable) naming the Purchaser as the “Buyer” of the Purchased Assets and the Secured Party thereunder, and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, contribution, assignment, transfer, conveyance and grant by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by the Seller to Purchaser pursuant to Section 2.1(f).
e.The Purchaser’s right, title and interest to the Purchased Assets shall commence as of the Closing Date. For the avoidance of doubt, following the Closing, payments on account of the Purchased Assets shall be owned by and payable to the Purchaser regardless of whether such payments are made by the Counterparty during the same calendar year in which the Net Sales related to such payments are generated or in any other calendar year.
f.Notwithstanding that the Seller and the Purchaser expressly intend for the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets to be a true, complete, absolute and irrevocable sale and assignment, and, conditioned only upon the occurrence of the Closing, the Seller hereby assigns, conveys, grants and pledges to the Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Purchase and Sale Agreement is held not to be a sale, a first priority security interest in all of the Seller’s right, title and interest in, to and under the Purchased Assets, and, in such event, this Purchase and Sale Agreement shall constitute a security agreement.
Section 2.2 Purchase Price. In full consideration for the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets, and subject to the terms and conditions set forth herein, on the Closing Date, the Purchaser shall pay (or cause to be paid) to the Seller the purchase price of $905,000,000 (the “Purchase Price”) in immediately available funds by wire transfer to the Seller Account. Following the Closing Date, the parties hereto shall, acting reasonably, agree to an allocation of the Purchase Price among the Purchased Assets and memorialize this allocation in a separate writing. The parties hereto agree not to take any position that is inconsistent with the allocation set forth in such writing on any Tax return or in any audit or other Tax-related administrative or judicial proceeding, unless taking such a position is required by Applicable Law.
Section 2.3 No Assumed Liabilities or Obligations. Notwithstanding any provision in this Purchase and Sale Agreement to the contrary, the Purchaser will purchase, acquire and accept only the Purchased Assets and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of the Seller under the Counterparty Agreement, the Sagard Agreement or otherwise). All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).
Section 2.4 Excluded Assets. The Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Seller under the Counterparty Agreement, other than the Purchased Assets, or any other assets of the Seller, including, for the avoidance of doubt, (a) the assets sold pursuant to the Sagard Agreement, (b) payments under Section 2.13(b) of the Counterparty Agreement, and (c) the Retained Receivables. For the avoidance of doubt, payments on account of the Retained Receivables shall be owned by and payable to the Seller regardless of whether such payments are made by the Counterparty during the same calendar year in which the Net Sales related to such payments are generated or in any other calendar year.
Section 2.5 Receivables Reports. Effective immediately upon the sale of the Purchased Assets hereunder and payment of the Purchase Price, the Purchaser shall have the right to receive the Receivables Reports pursuant to the Counterparty Agreement in accordance with the Counterparty Consent, provided that the Seller shall also retain the right to receive the Receivables Reports directly from the Counterparty and, if requested, from the Purchaser.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Purchaser that:
Section 3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Counterparty Agreement. The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not be a Material Adverse Change). Neither the Purchaser nor any of its partners, members or controlling Persons is an Affiliate of the Seller or any Subsidiary of the Seller.
Section 3.2 No Conflicts.
a.None of the execution and delivery by the Seller of any of the Transaction Documents to which the Seller is party, the performance by the Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation, termination of or loss of benefit under, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any of their respective assets or properties is bound or committed (including the Counterparty Agreement, after giving effect to the Counterparty Consent) to the extent it would reasonably be expected to result in a Material Adverse Change or (C) any term or provision of any of the organizational documents of the Seller or any of its Subsidiaries; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of the Seller or any of its Subsidiaries to the extent it would reasonably be expected to result in a Material Adverse Change; or (iii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Earn-Out Product (vorasidenib), the Counterparty Agreement or the Purchased Assets.
b.Except for the Lien created in favor of the Purchaser under Section 2.1(f) of this Purchase and Sale Agreement, the Seller has not granted, nor does there exist, any Lien on or relating to the Counterparty Agreement (other than under or in respect of the Sagard Agreement and not related to Purchased Assets) or the Purchased Assets.
Section 3.3 Authorization. The Seller has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Seller is party and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Seller. Each of the Transaction Documents to which the Seller is party has been duly executed and delivered by an authorized officer of the Seller. Each of the Transaction Documents to which the Seller is party constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.
Section 3.4 Ownership. The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Assets and has good, valid and marketable title thereto, free and clear of all Liens, other than Liens to be created in favor of the Purchaser under Section 2.1(f) of this Purchase and Sale Agreement. The Purchased Assets to be sold, contributed, assigned, transferred, conveyed and granted to the Purchaser have not been pledged, sold, contributed, assigned, transferred, conveyed or granted by the Seller to any other Person. The Seller has full right to sell, contribute, assign, transfer, convey and grant the Purchased Assets to the Purchaser. Upon the sale, contribution, assignment, transfer, conveyance and granting by the Seller of the Purchased Assets to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Assets free and clear of all Liens, other than Liens created in favor of the Purchaser under Section 2.1(f) of this Purchase and Sale Agreement, and shall be the exclusive owner of the Purchased Assets. The Purchaser shall have the same rights as the Seller would have with respect to the Purchased Assets (if the Seller were still the owner of such Purchased Assets) against any other Person.
Section 3.5 Governmental and Third Party Authorizations. The execution and delivery by the Seller of the Transaction Documents to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements, the notice to the Counterparties contained in the Counterparty Instruction and any such consent, approval, license, order, authorization or declaration, notice, action or registration the failure of which to obtain would not reasonably be expected to result in a Material Adverse Change.
Section 3.6 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries, relating to the Counterparty, the Earn-Out Product (vorasidenib) or the Purchased Assets, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries relating to the Counterparty or the Counterparty Agreement as they relate to the Earn-Out Product (vorasidenib) or otherwise as to the Earn-Out Product (vorasidenib) or the Purchased Assets, that, in each case, (i) if adversely determined, could reasonably be expected to result in a Material Adverse Change, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller is party. To the Knowledge of the Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.
Section 3.7 Solvency. The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is party and its authorization, execution and delivery of the Transaction Documents to which the Seller is party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Seller’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) the Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) the Seller will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Seller has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Seller will not have become subject to any Bankruptcy Event and (g) the Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by the Seller or, so far as it is aware, any other Person to make the Seller subject to a Bankruptcy Event.
Section 3.8 Tax Matters. No deduction or withholding for or on account of any Tax has been made, or was required under Applicable Law to be made, from any payment to the Seller under the Counterparty Agreement with respect to the Purchased Assets. Seller has received no notice from any Counterparty of any intention to deduct or withhold any tax from any future payments to the Seller with respect to the Counterparty Agreement with respect to the Purchased Assets. The Seller has filed (or caused to be filed) all income and other material tax returns and reports required by Applicable Law to have been filed by it with respect to the Purchased Assets, and all such tax returns were true, correct and complete in all material respects, and the Seller has paid (or caused to be paid) all taxes required to be paid by it with respect to the Purchased Assets. There are no existing Liens for Taxes on the Purchased Assets (or any portion thereof) other than Liens for Taxes not yet due and payable.
Section 3.9 No Brokers’ Fees. The Seller has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Purchase and Sale Agreement, except for [**], which are the sole responsibility of the Seller.
Section 3.10 [Reserved].
Section 3.11 Compliance with Laws. None of the Seller or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would be a Material Adverse Change. Each of the Seller and any Affiliate of the Seller is in compliance with the requirements of all Applicable Laws, a breach of any of which would be a Material Adverse Change.
Section 3.12 Earn-Out Product (vorasidenib).
a.There is no injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation, complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim by or with any Person against the Seller involving the Earn-Out Product (vorasidenib) that, if adversely determined, would reasonably be expected to result in a Material Adverse Change.
b.To the Knowledge of the Seller, there is no pending or threatened (in writing), and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person to which the Seller or, to the Knowledge of the Seller, to which Counterparty, any Affiliate of Counterparty or any Sublicensee is or could be a party, and the Seller has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Earn-Out Product (vorasidenib) by Counterparty, any Affiliate of Counterparty or any Sublicensees does or could infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. To the Knowledge of the Seller, there are no pending patent applications owned by any third party that, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of the Earn-Out Product by Counterparty, any Affiliate of Counterparty or any Sublicensees. To the Knowledge of the Seller, Counterparty is the sole and exclusive owner, or exclusive licensee, of all intellectual property rights underlying the Earn-Out Product (vorasidenib). The Seller has not received any notice of any, and to the

Knowledge of the Seller, there is no, infringement of any of the intellectual property rights underlying the Earn-Out Product (vorasidenib).
Section 3.13 Regulatory Matters.
a.All applications, submissions, information and data related to the Earn-Out Product (vorasidenib) submitted or utilized as the basis for any request to any Regulatory Agency by or on behalf of the Seller prior to the Sale Date were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller, any material updates, changes, corrections or modifications to such applications, submissions, information or data required to have been made under applicable laws or regulations have been submitted to the necessary Regulatory Agencies.
b.Neither the Seller, nor, to the Knowledge of the Seller, the Counterparty or any of its or their officers, employees, contractors or agents, is the subject of any pending or, to the Knowledge of the Seller, threatened investigation by the FDA or any other Regulatory Agency with regard to the Earn-Out Product (vorasidnib) that would reasonably be expected to result in a Material Adverse Change.
c.None of the Seller, any of its Subsidiaries and, to the Knowledge of the Seller, any third party manufacturer for the Earn-Out Product (vorasidenib), has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter”, or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Agency with regard to the Earn-Out Product (vorasidenib) or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
d.Neither the Seller nor any of its officers, employees, contractors or agents made an untrue statement of material fact on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Regulatory Agency with respect to the Earn-Out Product (vorasidenib).
e.Prior to entering into the Counterparty Agreement, the Seller was in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Agency, including the FD&C Act, applicable requirements in FDA regulations, and any orders issued by the FDA or similar Regulatory Agencies, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the Earn-Out Product (vorasidenib), except to the extent that such failure to comply with such applicable laws would not be a Material Adverse Change.

Section 3.14 Counterparty Agreement.
a.Other than the Transaction Documents, the Counterparty Agreement, the Upstream License Agreement, and the Sagard Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on, affects or otherwise relates to the Purchased Assets, the Earn-Out Product (vorasidenib) or the Counterparty Agreement, or (ii) for which breach, nonperformance, cancellation or failure to renew would be a Material Adverse Change.
b.Attached as Exhibit D hereto is a true, correct and complete copy of the Counterparty Agreement in effect on the Effective Date. The Seller has provided to the Purchaser true, correct and complete copies of (i) any confidentiality agreement between Seller and Counterparty relating thereto that is currently in effect (excluding any such agreement entered into solely for the purpose of Counterparty considering a purchase of the Vorasidenib Receivables), and (ii) all material notices and material correspondences delivered to, or by, the Seller pursuant to the Counterparty Agreement relating to the Purchased Assets or the Earn-Out Product (vorasidenib) since the Sale Date.
c.The Counterparty Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and Counterparty, enforceable against the Seller and Counterparty in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. The execution and delivery of, and performance of obligations under, the Counterparty Agreement were and are within the powers of the Seller and, to the Knowledge of the Seller, Counterparty. The Counterparty Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Seller and to the Knowledge of the Seller, Counterparty. The Seller is not in breach or violation of or in default under the Counterparty Agreement. There is to Seller’s Knowledge no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of the Counterparty Agreement by the Seller or Counterparty.
d.The Seller has not waived any rights or defaults under the Counterparty Agreement or released Counterparty, in whole or in part, from any of its obligations under the Counterparty Agreement. There are no oral waivers or modifications (or pending requests therefor) in respect of the Counterparty Agreement. Neither the Seller nor Counterparty has agreed to amend or waive any provision of the Counterparty Agreement, other than the Counterparty Consent.
e.To the Knowledge of the Seller, no event has occurred that would give the Seller or Counterparty the right to terminate the Counterparty Agreement or allow Counterparty to cease paying Vorasidenib Receivables thereunder or reduce any such payments other than in connection with Permitted Deductions. The Seller has not received any notice of an intention by Counterparty to terminate or breach the Counterparty Agreement, in whole or in part, or challenging the validity or enforceability of the Counterparty Agreement or the obligation to pay the Vorasidenib Receivables under the Counterparty Agreement, or alleging that the Seller or

Counterparty is in default of its obligations under the Counterparty Agreement. To the Knowledge of the Seller, there has been no default, violation or breach by Counterparty under the Counterparty Agreement that would reasonably be expected to result in a Material Adverse Change. The Seller has no intention of terminating the Counterparty Agreement and has not given Counterparty any notice of termination of the Counterparty Agreement, in whole or in part.
f.The amount of the Vorasidenib Receivables paid under the Counterparty Agreement has not been and, to the Knowledge of the Seller, the amount of the Vorasidenib Receivables due and payable under the Counterparty Agreement is not, as of the date hereof, subject to any claim against the Seller pursuant to any Receivables Reduction. To the Knowledge of the Seller, no event or condition currently exists that, upon notice, passage of time or otherwise, would permit Counterparty to make, or have the right to make, any Receivables Reduction against the Vorasidenib Receivables. The Seller is not a party to any agreement (other than the Counterparty Agreement) providing for a sharing of, or providing for or permitting any Receivables Reduction against the Vorasidenib Receivables payable under the Counterparty Agreement to the Seller. Counterparty has no express right of set-off under any contract or other agreement against the Vorasidenib Receivables or any other amounts payable to the Seller under the Counterparty Agreement, other than rights of set-off expressly set forth in the Counterparty Agreement.
g.Seller has not consented to an assignment by Counterparty of any of Counterparty’s rights or obligations under the Counterparty Agreement, and the Seller does not have Knowledge of any such assignment by Counterparty. Other than the Liens created in favor of the Purchaser set forth in Section 2.1(f) of this Purchase and Sale Agreement, or under or in respect of the Sagard Agreement (but not as to any Purchased Assets), the Seller has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Lien on the Counterparty Agreement or the Purchased Assets.
h.None of the Seller, Counterparty or any other Person has made any claim of indemnification under the Counterparty Agreement in respect of the Purchased Assets.
i.The Seller has not exercised its rights to conduct an audit under Section 2.13(e) of the Counterparty Agreement as to the Purchased Assets.
j.To the Knowledge of the Seller, Counterparty has not granted any sublicenses relating to the Earn-Out Product (vorasidenib).
k.To the Knowledge of the Seller, none of Counterparty nor any of its Affiliates has entered into any Earn-Out Product Transaction.
l.To the Knowledge of the Seller, there has been no actual or alleged Specified Indemnity Claim and there exist no facts or circumstances that would reasonably be expected to result in a Specified Indemnity Claim.
m.Counterparty has no grounds to reduce, take an offset against, or otherwise withhold payment of the Vorasidenib Receivables, whether pursuant to Section 2.13(a)(ii) of the

Counterparty Agreement, Section 2.13(j) of the Counterparty Agreement or otherwise, other than deductions set forth in clause (i) of the definition of “Permitted Deductions”.
n.To the Knowledge of the Seller, there are no Third Party License Payments that are required to be made to any third party with respect to the Earn-Out Product (vorasidenib); provided that, for avoidance of doubt, this representation does not include payments under the Upstream License Agreement, which are not, pursuant to the Counterparty Agreement, Third Party License Payments.
o.The Seller has not received any written notice advising the Seller that the obligation of Counterparty to pay Vorasidenib Receivables will end before the expiration of the last to expire Applicable Patent Rights relating to the Earn-Out Product (vorasidenib).
Section 3.15 Intellectual Property.
a.Schedule 3.15(a) of the Disclosure Schedule lists all Applicable Patent Rights. To the Knowledge of the Seller, Servier is the exclusive owner of the Applicable Patent Rights.
b.To the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexamination, oppositions, inter-partes review, post-grant review, derivation proceedings, or like procedures involving any Applicable Patent Rights.
c.To the Knowledge of the Seller, all of the Applicable Patent Rights are in full force and effect and have not lapsed, expired or otherwise terminated. To the Knowledge of the Seller, each issued claim within the Applicable Patent Rights is valid and enforceable. The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the issued Applicable Patent Rights, or any written legal opinion that alleges that any issued claim of the Applicable Patent Rights is invalid or unenforceable.
d.There is no Person who is, or who prior to the Sale Date claimed to be, and, to the Knowledge of the Seller, there is no person who on or after the Sale Date has claimed to be, an inventor under any of the Applicable Patent Rights who is not a named inventor thereof.
e.Seller has not, and, to the Knowledge of the Seller, Counterparty has not, received any written notice of any claim by any Person challenging inventorship or ownership of, the rights of the Seller (prior to the Sale Date) or rights of Counterparty (on or after the Sale Date), as applicable, in and to, or the patentability, validity or enforceability of, any issued claim of the Applicable Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Earn-Out Product (vorasidenib) infringes or would reasonably be expected to infringe any patent or other intellectual property rights of such Person.
f.To the Knowledge of the Seller, the discovery, development and commercialization of the Earn-Out Product (vorasidenib) did not and has not infringed, violated or misused any patent or other intellectual property rights owned by any third party.

g.To the Knowledge of the Seller, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Earn-Out Product (vorasidenib) will not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person.
h.To the Knowledge of the Seller, there has been no infringement of the Applicable Patent Rights by any third party.
i.To the Knowledge of the Seller as of the Sale Date, all required maintenance fees, annuities and like payments with respect to the Applicable Patent Rights had been timely paid.
Section 3.16 UCC Matters. The Seller’s exact legal name is, and for the preceding 10 years has been, “Agios Pharmaceuticals, Inc.” The Seller’s principal place of business is, and for the preceding 10 years has been, located in Cambridge, Massachusetts. The Seller’s jurisdiction of organization is, and for the preceding 10 years has been, the State of Delaware. The Seller’s organizational identification number (within the meaning of Section 9-516(b)(5)(C)(iii) of the UCC) is 4403099.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the as follows:
Section 4.1 Organization. The Purchaser is duly formed or organized and, to the extent such concepts exist in its jurisdiction of organization, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.
Section 4.2 No Conflicts. None of the execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of the Purchaser.
Section 4.3 Authorization. The Purchaser has all necessary powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is a party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.
Section 4.4 Governmental and Third Party Authorizations. The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder by the Purchaser does not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.
Section 4.5 No Financing. The Purchaser will have sufficient cash on hand or other sources of immediately available funds to pay the Purchase Price on the Closing Date. The Purchaser acknowledges that its obligations under this Purchase and Sale Agreement are not contingent on obtaining financing.
Section 4.6 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Purchaser is party.
ARTICLE V
COVENANTS
The parties hereto covenant and agree as follows:
Section 5.1 Books and Records; Notices.
a.From and after the Effective Date, promptly (but in no event more than [**]) after receipt by the Seller of written notice of, or related to, any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (commenced or threatened in writing) relating to (i) any Transaction Document or the Counterparty Agreement or the transactions contemplated hereunder or thereunder, (ii) the Purchased Assets or (iii) any default or termination by Counterparty under the Counterparty Agreement, the Seller shall (x) inform the Purchaser in writing of the receipt of such notice and the substance thereof and (y) if such notice is in writing, furnish the Purchaser with a copy of such notice and any related materials with respect thereto.

b.Each of the Seller and the Purchaser shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books and records adequate to reflect accurately all financial information it has received from Counterparty related to the Purchased Assets, and all amounts paid or received under the Counterparty Agreement related to the Purchased Assets. Notwithstanding the foregoing or anything in the Transaction Documents to the contrary, Seller shall have no obligation to keep or maintain information it or Counterparty delivers to the Purchaser, except as required under Applicable Law, and Purchaser shall have no obligation to keep or maintain information it or Counterparty delivers to the Seller, except as required under Applicable Law. For avoidance of doubt, Purchaser shall have no rights hereunder in respect of, and Seller shall have no obligations hereunder in respect of, assets purchased under the Sagard Agreement.
c.From and after the Effective Date, promptly (but in no event more than [**]) following receipt by the Seller from Counterparty, any of its Affiliates or any Sublicensees of any material communication, whether in the form of a written notice, certificate, offer, proposal, material correspondence or report, in each case relating to or affecting the Purchased Assets, the Seller shall (i) inform the Purchaser in writing of such receipt and (ii) furnish the Purchaser with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication. [**]. The Seller shall promptly furnish to the Purchaser a copy of any material communication relating to or affecting the Purchased Assets sent by the Seller to Counterparty, any of its Affiliates or any Sublicensees.
d.From and after the Effective Date, the Seller shall provide the Purchaser with written notice as promptly as practicable (and in any event within [**]) after obtaining Knowledge of any of the following: (i) the occurrence of a Bankruptcy Event in respect of the Seller; (ii) any material breach or default by the Seller or Counterparty of or under any covenant, agreement or other provision of any Transaction Document to which it is party; (iii) any representation or warranty made by the Seller in any of the Transaction Documents or in any certificate delivered to the Purchaser pursuant to this Purchase and Sale Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; (iv) any change, effect, event, occurrence, state of facts, development or condition that would reasonably likely to result in a Material Adverse Change, (v) any allegation or claim by a third party that the making, having made, using, importing, offering for sale or selling of any Earn-Out Product (vorasidenib) infringes any intellectual property rights of such third party; or (vi) any third party making, having made, using, importing, offering for sale or selling of any product in a manner that infringes any intellectual property rights underlying the Earn-Out Product (vorasidenib).
e.The Seller shall notify the Purchaser in writing not less than [**] prior to any change in, or amendment or alteration of, the Seller’s (i) legal name, (ii) form or type of organizational structure, (iii) jurisdiction of organization or (iv) organizational identification number (within the meaning of Section 9-516(b)(5)(C)(iii) of the UCC).
f.From and after the Effective Date, subject to applicable confidential restrictions (including Section 5.10) and Applicable Laws relating to securities matters, the Seller shall make available such other information within Seller’s Knowledge as the Purchaser may, from time to time, reasonably request with respect to (i) the Purchased Assets, (ii) the Counterparty Agreement as to any matter related to the Purchased Assets, (iii) the Vorasidenib Receivables, and (iv) the Earn-Out Product (vorasidenib).
Section 5.2 Public Announcement. Except for a press release previously approved in form and substance by the Seller and the Purchaser or any other public announcement using substantially the same text as such press release or other public disclosure permitted hereunder, neither the Purchaser nor the Seller shall, and each party hereto shall cause its respective Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to the Transaction Documents, or the subject matter or any terms hereof or thereof (including the identity of any of the parties hereto), without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other parties hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).
Section 5.3 Efforts; Further Assurances.
a.Subject to the terms and conditions of this Purchase and Sale Agreement, from and after the Effective Date, each of the Seller and the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions contemplated by the Transaction Documents to which the Seller or the Purchaser, as applicable, is party, including to perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser pursuant to this Purchase and Sale Agreement. Following the Effective Date, the Purchaser and the Seller agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to (i) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which the Seller or the Purchaser, as applicable, is party, (ii) perfect, protect, more fully evidence, vest and maintain in the Purchaser’s good, valid and marketable rights and interests in and to the Purchased Assets on and after the Closing Date free and clear of all Liens (other than those Liens created in favor of the Purchaser pursuant to Section 2.1(f) hereof), (iii) create, evidence and perfect the Purchaser’s first priority back-up security interests granted pursuant to Sections 2.1(f), and (iv) enable the Purchaser to exercise or enforce the Purchaser’s rights under any Transaction Document to which the Seller or the Purchaser as applicable, is party, including following the Effective Date.
b.From and after the Effective Date, the Seller and the Purchaser shall cooperate and provide assistance as reasonably requested by any other party hereto, at the expense of such other party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Documents, the Purchased Assets or the transactions described herein or therein but in all cases excluding any litigation brought by the Seller (for itself or on behalf of any of its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons) against the Purchaser or brought by the Purchaser (for itself or on behalf of its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons) against the Seller.
c.Without limiting any other obligation of the Seller under this Purchase and Sale Agreement, from and after the Effective Date, the Seller shall comply with all Applicable Laws with respect to the Transaction Documents to which it is a party and the Counterparty Agreement, the violation of which would reasonably be expected to result in a Material Adverse Change.
d.From and after the Effective Date, the Seller shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would (i) reasonably be expected to result in a Material Adverse Change or (ii) reasonably be expected to conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter the Purchaser’s rights under the Transaction Documents (or the Purchaser’s ability to exercise any such rights) or result in a default of Seller’s obligations under the Transaction Documents or the Counterparty Agreement; provided, that the Seller’s relationship with Counterparty in respect of the subject matter of this Section 5.3(d) shall be governed by Section 5.5.
Section 5.4 Payments on Account of the Purchased Assets and Payments Generally.
a.Notwithstanding the terms of the Counterparty Instruction, if Counterparty, any Sublicensee or any other Person makes any future payment in respect of the Purchased Assets to the Seller (or any of its Affiliates), then (i) the portion of such payment that represents Vorasidenib Receivables shall be held by the Seller (or such Affiliate) in trust for the benefit of the Purchaser in a segregated account, (ii) the Seller (or such Affiliate) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon (other than Liens granted in favor of the Purchaser by Section 2.1(f)), and (iii) the Seller (or such Affiliate) promptly, and in any event no later than [**] following the receipt by the Seller (or such Affiliate) of such portion of such payment, shall remit such portion of such payment to the Deposit Account pursuant to Section 5.4(b) in the exact form received with all necessary endorsements. Notwithstanding the terms of the Counterparty Instruction, if Counterparty, any Sublicensee or any other Person makes any future payment in respect of the Retained Receivables to the Purchaser (or any of its Affiliates), including in the event that the Applicable Percentage is reduced to 80.0% for the balance of Net Sales occurring during a particular calendar year because the Purchaser has actually received $150 million in Vorasidenib

Receivables in respect of Net Sales of the Earn-Out Product (vorasidenib) occurring during such calendar year, then (i) the portion of such payment that represents Retained Receivables shall be held by the Purchaser (or such Affiliate) in trust for the benefit of the Seller in a segregated account (provided that the Deposit Account shall constitute a segregated account for this purpose if the Deposit Account only contains payments from the Counterparty), (ii) the Purchaser (or such Affiliate) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon, and (iii) the Purchaser (or such Affiliate) promptly, and in any event no later than [**] following the receipt by the Purchaser (or such Affiliate) of such portion of such payment, shall remit such portion of such payment to the Seller Account in the exact form received with all necessary endorsements.
b.The Seller shall make all payments required to be made by it to the Purchaser pursuant to this Purchase and Sale Agreement (including (i) any payment of Vorasidenib Receivables, (ii) any payment by the Seller pursuant to Section 5.4(d); (iii) any payment by the Seller of amounts pursuant to Section 5.6, (iv) any payment of amounts to gross up Seller for any Specified Tax Withholding pursuant to Section 5.7, and (v) any payment paid to the Purchaser pursuant to Section 7.1) by wire transfer of immediately available funds, without set-off, off-set, deduction or withholding for or on account of any Taxes (subject to Section 5.7(b)) (provided that the Purchaser has delivered to the Seller a properly executed IRS Form W-8BEN-E, or other applicable IRS withholding form, establishing entitlement to an exemption from withholding under a United States income Tax treaty), to the Deposit Account as set forth on Schedule 1.2 (or to such other account as the Purchaser shall notify the Seller in writing from time to time).
c.The Purchaser shall make all payments required to be made by it to the Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without set-off, off-set, deduction or withholding for or on account of any Taxes (except as otherwise provided in Section 5.7) (provided that the Seller has delivered to the Purchaser a properly executed IRS Form W-9 or other appropriate form in order to avoid Tax withholding), to the Seller Account.
d.If Counterparty, any Affiliate of Counterparty or any Sublicensee takes any Receivables Reduction against Vorasidenib Receivables (other than for Permitted Deductions or for any prior over-payment of Vorasidenib Receivables actually made to the Purchaser or as a result of a Credit Event), then the Seller shall cause the amount of such Receivables Reduction (or portion thereof, as the case may be) to be paid promptly (but in no event later than [**] following such Receivables Reduction) to the Deposit Account. For the avoidance of doubt, nothing herein or in any other Transaction Document shall provide recourse by the Purchaser to the Seller as a result of any failure by a Counterparty to generate Net Sales unless such failure results from the breach by the Seller of a representation, warranty, or covenant hereunder, and no such failure by a Counterparty to generate Net Sales shall be deemed a Receivables Reduction hereunder.

e.Unless and until this Purchase and Sale Agreement is terminated pursuant to Section 8.1, the Seller shall not amend, modify, supplement, restate, waive or change the Counterparty Instruction except as provided in Section 5.11.
f.Following receipt by the Purchaser of a Receivables Report reporting over $1 billion in aggregate Net Sales of the Earn-Out Product (vorasidenib) for a particular calendar year, the Purchaser shall thereafter promptly (and in no event later than [**]) after receipt by the Purchaser of an aggregate of $150 million in Vorasidenib Receivables in respect of such Net Sales occurring during such calendar year provide written notice to the Seller that the Applicable Percentage shall decrease for Net Sales of the Earn-Out Product (vorasidenib) occurring during the remainder of such calendar year in accordance with the terms of this Agreement.
Section 5.5 Counterparty Agreement.
a.From and after the Effective Date, the Seller shall perform and comply in all material respects with its duties and obligations under the Counterparty Agreement related to or affecting the Purchased Assets and shall otherwise act as reasonably instructed from time to time by the Purchaser under the Counterparty Agreement in respect of the Purchased Assets. From and after the Effective Date, the Seller (i) shall not forgive, release or compromise any amount owed to or becoming owing to it under the Counterparty Agreement related to the Purchased Assets, (ii) shall not assign, cancel or terminate (or consent to any cancellation or termination of) the Counterparty Agreement, or amend, modify, supplement, restate or waive any provision of the Counterparty Agreement related to the Purchased Assets, (iii) shall not enter into any new agreement or legally binding arrangement in respect of the Purchased Assets, (iv) shall not waive any obligation of, or grant any consent to, Counterparty under or in respect of the Purchased Assets and (v) shall not agree to do any of the foregoing, except, in each case, as reasonably instructed by the Purchaser. The Seller shall promptly (and in any case within [**] of receipt thereof) deliver to the Purchaser copies of all fully-executed or definitive writings related to the matters set forth in clauses (i), (ii), (iii), (iv) or (v).
b.From and after the Effective Date, the Seller shall not, except as reasonably instructed by the Purchaser (and at the Purchaser’s sole cost and expense), grant or withhold any consent, exercise or waive any right or option, and shall not, in contravention of any instruction by the Purchaser, fail to exercise any right or option or exercise or fail to exercise any action in or under the Counterparty Agreement affecting or relating to the Purchased Assets; provided that the Purchaser shall not issue any instruction to Seller or exercise any action that would be reasonably likely to reduce the Vorasidenib Receivables.
c.If (i) the Seller receives a written notice from Counterparty (A) terminating the Counterparty Agreement (in whole or in part) or any of its obligations thereunder, (B) alleging any breach of or default under the Counterparty Agreement by the Seller, (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Counterparty Agreement by the Seller or the right to terminate the Counterparty Agreement (in whole or in part) or any of its obligations thereunder by Counterparty, (D) that would otherwise reasonably be expected to result in a Material Adverse Change or (E) any other material correspondence relating to the foregoing, or (ii) the Seller otherwise obtains Knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Counterparty Agreement by the Seller or give rise to the right of Counterparty to terminate the Counterparty Agreement (in whole or in party) or any of its obligation thereunder by Counterparty or would otherwise reasonably be expected to result in a Material Adverse Change, in each case, the Seller shall (A) promptly (and in any event within [**]) give a written notice to the Purchaser describing the material details thereof, including a copy of any written notice received from Counterparty, and, in the case of any such breach or default or alleged breach or default by the Seller, describing in reasonable detail any corrective action the Seller proposes to take, and (B) in the case of any breach or default or alleged breach or default by the Seller, use its commercially reasonable efforts to promptly cure such breach or default.
d.If Seller obtains Knowledge of a breach of or default under, or an alleged breach of or default under, the Counterparty Agreement by Counterparty or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to (x) a breach of or default under the Counterparty Agreement by Counterparty relating to or affecting the Purchased Assets or (y) the right to terminate the Counterparty Agreement (in whole or in part) by the Seller, in each case, the Seller shall (i) promptly (but in any event within [**]) give a written notice to the Purchaser and provide the Purchaser with a written summary of all material details thereof, and (ii) at the sole cost and expense of the Purchaser, act in accordance with the Purchaser’s reasonable instructions to take such permissible actions (including commencing legal action against Counterparty and the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by Counterparty with the relevant provisions of the Counterparty Agreement and to exercise any or all of the Purchaser’s or the Seller’s rights and remedies, whether under the Counterparty Agreement or by operation of law, with respect thereto, provided that the reasonableness of any such instruction shall take into account the rights of the Seller to the Retained Receivables. The proceeds of any enforcement action taken pursuant to the immediately preceding sentence to the extent compensating for losses arising directly from the Purchased Assets shall be considered to be Vorasidenib Receivables for all purposes hereunder. Notwithstanding anything to the contrary contained in this Article V, nothing herein shall prevent, restrict or limit the Purchaser from directly enforcing, at the Purchaser’s sole cost and expense, the Purchaser’s entitlement to the Purchased Assets with counsel selected by the Purchaser in its sole discretion, provided that any such enforcement shall reasonably consider the rights of the Seller to the Retained Receivables.
e.Purchaser shall reasonably cooperate with Seller and Seller’s counterparties under the Sagard Agreement to minimize any conflicts between Purchaser’s rights hereunder and such counterparties’ rights under the Sagard Agreement, provided that nothing in this paragraph shall require Purchaser to compromise its rights hereunder.

f.The Seller shall make available its relevant records and personnel to the Purchaser in connection with any prosecution of litigation by the Seller or the Purchaser against Counterparty to enforce any of the Purchaser’s rights under the Counterparty Agreement related to or affecting the Purchased Assets, and provide reasonable assistance and authority to file and bring the litigation, including, if required to bring the litigation, being joined as a party plaintiff.
Section 5.6 Mergers, Consolidation and Asset Sales Involving Counterparty. If there occurs a merger or consolidation between the Seller, on the one hand, and Counterparty or any of its Affiliates, on the other hand, a sale of all or substantially all of the Seller’s assets to Counterparty or a sale or assignment of the Counterparty Agreement by the Seller to Counterparty, and in any such case the Purchaser’s rights to the Purchased Assets or under this Purchase and Sale Agreement are diminished in any material respect, (i) the Seller (or its successor) shall pay to the Purchaser an amount in cash equal to any Vorasidenib Receivables that it does not receive from the Counterparty on the same basis (in both amount and timing) as if the Purchaser’s rights to the Purchased Assets or under this Purchase and Sale Agreement were not so diminished and (ii) the Purchaser’s rights with respect to the Purchased Assets and the covenants of the Seller under this Purchase and Sale Agreement shall continue to apply on the same basis as if the Purchaser’s rights to the Purchased Assets or under this Purchase and Sale Agreement were not diminished in such way.
Section 5.7 Tax Matters.
a.Notwithstanding anything to the contrary in the Transaction Documents, the Seller and the Purchaser shall treat the transactions contemplated by this Purchase and Sale Agreement as a sale of the Purchased Assets for United States federal, state and local Tax purposes.
b.All payments to the Purchaser and the Seller under this Purchase and Sale Agreement shall be made without any deduction or withholding for or on account of any Tax, except as required by Applicable Law; provided, that, if any deduction or withholding of any Tax is required from any such payment under this Purchase and Sale Agreement or from any payment under the Counterparty Agreement by reason of the Seller being a party to the Counterparty Agreement or to the extent resulting from any action by the Seller, including any assignment or transfer by the Seller pursuant to Section 8.4 of this Agreement (a “Specified Tax Withholding”), then the Seller shall, within [**] of the Purchaser receiving any payment subject to such Specified Tax Withholding make a payment to the Purchaser so that, after making all such required deductions and withholdings (including any deductions and withholdings required with respect to any such additional payment), the Purchaser receives an amount equal to the amount that it would have received had no such deductions or withholdings been made. Notwithstanding the above, the parties agree that as long as the Purchaser provides the Seller with IRS withholding forms establishing entitlement to an exemption from withholding in accordance with Section 5.4(b), if applicable, no such deduction or withholding is intended on any payment made to the Purchaser under this Purchase and Sale Agreement. If the Seller determines or becomes aware that any such deduction or withholding is required by Applicable Law with respect to any payment pursuant to the Counterparty Agreement or to be remitted by the Seller on any payment hereunder, (i) the Seller shall notify the Purchaser at least [**] in advance of such payment,

(ii) the Seller shall use its commercially reasonable efforts to make such filings and take such other actions as may be specified by the Purchaser in order to permit an exemption from or reduction of withholding Tax imposed on or with respect to any payments made to the Purchaser under this Purchase and Sale Agreement or the Counterparty Agreement, and (iii) if such Tax is to be remitted by the Seller on any payment hereunder, the Seller shall timely pay to the applicable Governmental Authority the full amount deducted or withheld and provide the Purchaser with proof of payment of such amounts to the applicable Governmental Authority within [**] of making such payment. For the avoidance of doubt, but subject to Article VII of this Purchase and Sale Agreement (to the extent there is any deduction or withholding of Taxes arising out of a breach by Seller of any representations, warranties or covenants that would be reimbursable under Article VII of this Purchase and Sale Agreement), Seller shall not be obligated to pay or otherwise reimburse the Purchaser for any deduction or withholding for or on account of any Tax required in connection with payments made under this Purchase and Sale Agreement or from any payment under the Counterparty Agreement, other than in connection with a Specified Tax Withholding.
c.The parties hereto, severally and not jointly, agree not to take any position that is inconsistent with the provisions of this Section 5.7 on any Tax return or in any audit or other Tax-related administrative or judicial proceeding unless the other parties hereto have consented in writing to such actions. If there is an inquiry by any Governmental Authority of the Seller or the Purchaser related to the treatment described in this Section 5.7, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 5.7.
Section 5.8 Existence. From and after the Effective Date, the Seller shall (a) preserve and maintain its existence (provided, however, that, subject in all respects to Section 8.4, nothing in this Section 5.8(a) shall prohibit the Seller from entering into any merger, consolidation or amalgamation with, or selling or otherwise transferring all or substantially all of its assets to, and other Person if the Seller is the continuing or surviving entity or if the surviving or continuing or acquiring entity assumes (whether expressly or by operation of law) all of the obligations of the Seller), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not be a Material Adverse Change, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would be a Material Adverse Change, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Purchase and Sale Agreement, and (d) comply with its organizational documents unless failure to do so would not be a Material Adverse Change.
Section 5.9 Audits; Underpayment of Vorasidenib Receivables; Overpayment of Vorasidenib Receivables.
a.From and after the Effective Date, the Seller shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed if such inspection or audit has been requested by the Purchaser’s Representative (as defined in the Sagard Agreement)), and the Seller shall, upon the written request of the Purchaser (and at the sole cost and expense of the Purchaser), cause an inspection or audit of

Counterparty’s books and records to be conducted pursuant to, and in accordance with, Section 2.13(e) of the Counterparty Agreement related to the Purchased Assets. In furtherance of the foregoing, the Seller shall provide the Purchaser (i) written notice if the Purchaser (as defined in the Sagard Agreement) exercises its right to cause an inspection or audit of Counterparty’s books and records pursuant to Section 5.9(a) of the Sagard Agreement and (ii) a reasonable advanced opportunity to join in such inspection or audit. For the purposes of exercising the Purchaser’s rights pursuant to this Section 5.9, the Seller shall select such Independent Accounting Firm as the Purchaser shall recommend for such purpose. The Seller shall provide to the Purchaser all Audit Reports, including without limitation (i) a copy of the summary of the preliminary conclusions of the Independent Accounting Firm), which Purchaser shall have the exclusive right to provide comments thereon pursuant to Section 2.13(e) of the Counterparty Agreement related to the Purchased Assets and (ii) copies of any Audit Reports summarizing the results of any audit of the records of Counterparty in respect of the payment of Vorasidenib Receivables pursuant to Section 2.13(e) of the Counterparty Agreement. The Seller and the Purchaser agree that all of the out-of-pocket expenses of any inspection or audit carried out with the consent or at the request of the Purchaser that would otherwise be borne by the Seller pursuant to the Counterparty Agreement shall, to the extent such inspection or audit relates to the Purchased Assets, instead be borne by the Purchaser, including such fees and expenses of such Independent Accounting Firm as are to be borne by the Seller pursuant to Section 2.13(e) of the Counterparty Agreement together with the Seller’s reasonable and documented out-of-pocket costs and expenses incurred in connection with such inspection or audit to the extent such inspection or audit relates to the Purchased Assets. The Seller will furnish to the Purchaser any inspection or audit report prepared in connection with such inspection or audit. The Purchaser shall have the right to require the Seller, in writing, at the sole cost and expense of the Purchaser, to exercise the Seller’s rights under the Counterparty Agreement to cause Counterparty to cure any discrepancy identified in the relevant audit report in accordance with the Counterparty Agreement. If the Applicable Percentage is reduced to 80.0% for the balance of Net Sales occurring during a particular calendar year because the Purchaser has actually received $150 million in Vorasidenib Receivables in respect of Net Sales of the Earn-Out Product (vorasidenib) occurring during such calendar year, the Purchaser and the Seller shall reasonably cooperate with one another regarding any audit request to the Counterparty with respect to Net Sales of the Earn-Out Product (vorasidenib) occurring during the remaining portion of such calendar year when the Applicable Percentage is 80.0%.
b.In the event of an underpayment of Vorasidenib Receivables under the Counterparty Agreement in respect of aggregate annual Net Sales of the Earn-Out Product (vorasidenib) made in the US Territory, the Seller shall, upon the request of the Purchaser, furnish to Counterparty an invoice created by the Purchaser for the amount of such underpayment within [**] after the final determination thereof, and shall instruct Counterparty to pay or cause to be paid to the Deposit Account an amount in cash equal to such underpayment. If the Applicable Percentage is reduced to 80.0% for the balance of Net Sales occurring during a particular calendar year because the Purchaser has actually received $150 million in Vorasidenib Receivables in respect of Net Sales of the Earn-Out Product (vorasidenib) occurring during such calendar year, the Purchaser and the Seller shall reasonably cooperate with one another regarding any underpayment of Vorasidenib Receivables and/or Retained Receivables by the Counterparty

with respect to Net Sales of the Earn-Out Product (vorasidenib) occurring during the remaining portion of such calendar year when the Applicable Percentage is 80.0%.
c.In the event of an overpayment of Vorasidenib Receivables under the Counterparty Agreement received by the Purchaser in respect of aggregate annual Net Sales of the Earn-Out Product (vorasidenib) made in the US Territory, the Purchaser shall (x) if the Counterparty chooses cash repayment of such overpayment pursuant to clause (A) in the second sentence of 2.13(a)(iv) or 2.13(e)(A) of the Counterparty Agreement, pay or cause to be paid to Counterparty the amount in cash equal to such overpayment within [**] following receipt of an invoice from Counterparty after the after the final determination thereof, or (y) if the Counterparty chooses to offset such overpayment pursuant to clause (B) in the second sentence of 2.13(a)(iv) or 2.13(e)(B) of the Counterparty Agreement, such offset shall be deemed to be a “Permitted Deduction” hereunder for which the Seller shall not be obligated to reimburse the Purchaser under this Purchase and Sale Agreement. If the Applicable Percentage is reduced to 80.0% for the balance of Net Sales occurring during a particular calendar year because the Purchaser has actually received $150 million in Vorasidenib Receivables in respect of Net Sales of the Earn-Out Product (vorasidenib) occurring during such calendar year, the Purchaser and the Seller shall reasonably cooperate with one another regarding any overpayment of Vorasidenib Receivables and/or Retained Receivables by the Counterparty with respect to Net Sales of the Earn-Out Product (vorasidenib) occurring during the remaining portion of such calendar year when the Applicable Percentage is 80.0%.
Section 5.10 Confidentiality. The Purchaser agrees to keep confidential the Counterparty Agreement, the Quarterly Net Sales Statements produced by Counterparty pursuant to Section 2.13(a)(iii) of the Counterparty Agreement, the Annual Net Sales Statements produced by Counterparty pursuant to Section 2.13(a)(iv) of the Counterparty Agreement, and any Audit Reports received pursuant to Section 2.13(e) of the Counterparty Agreement, in each case in accordance with or on terms no less restrictive than those set forth in Section 5.5 of the Counterparty Agreement.
Section 5.11 Deposit Account. The Purchaser shall establish the Deposit Account prior to the Closing. The parties hereto agree to act reasonably in amending the Counterparty Instruction to reflect the Seller’s irrevocable instruction to the Counterparty to pay the Vorasidenib Receivables to any deposit account designated by the Purchaser (which shall initially be the Deposit Account), and the Seller shall promptly deliver such amended Counterparty Instruction to the Counterparty. If the Applicable Percentage is reduced to 80.0% for the balance of Net Sales occuring during a particular calendar year because the Purchaser has actually received $150 million in Vorasidenib Receivables in respect of Net Sales of the Earn-Out Product (vorasidenib) occurring during such calendar year, the parties hereto shall promptly cooperate regarding a mechanism to divide and distribute the Vorasidenib Receivables to the Purchaser and the Retained Receivables to the Seller, including, as appropriate, through the continued use of the Deposit Account from which Purchaser will divide and distribute the applicable amounts to the Seller for the remainder of such calendar year, or, if the Purchaser is in material breach of this Purchase and Sale Agreement and the Seller so elects, through a revised Counterparty Instruction by which Seller instructs the Counterparty to make payments on account of the Retained Receivables directly to the Seller; provided that, in all events, payments received by the

Purchaser on account of Retained Receivables shall be paid to the Seller within [**] following receipt by the Purchaser.
ARTICLE VI
CONDITIONS TO CLOSING; CLOSING DATE DELIVERIES
Section 6.1 Purchaser Conditions to Closing. The Purchaser’s obligation to purchase, acquire and accept all of the Seller’s rights, title and interest in and to the Purchased Assets at the Closing and to pay the Purchase Price at the Closing is subject to the fulfillment as of the Closing Date of the following conditions (unless waived in writing by the Purchaser):
a.FDA Approval shall have occurred on or prior to October 31, 2024;
b.all representations and warranties of Seller contained herein and in the other Transaction Documents shall be true and correct in all material respects as of the Closing Date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as though made on and as of such dates (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
c.the Seller shall have delivered to the Purchaser a certificate of an officer of the Seller, dated the Closing Date, (i) certifying as to the Seller’s organizational documents and the attached resolutions adopted by the board of directors of the Seller authorizing the transactions contemplated by the Transaction Documents and (ii) setting forth the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer;
d.the Seller shall have delivered to the Purchaser the Bill of Sale executed by the Seller;
e.the Seller shall have delivered to the Purchaser the Counterparty Instruction executed by the Seller and shall have completed the Seller information in Schedule 1.2;
f.the Seller shall have delivered or caused to be delivered to the Purchaser an opinion of WilmerHale, special counsel to the Seller, dated the Effective Date and in form and substance satisfactory to the Purchaser and its counsel;
g.the Seller shall have delivered to the Purchaser a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding tax; and

h.the Seller shall have delivered to the Purchaser financing statements naming the Purchaser as the “Buyer” of the Purchased Assets and the Secured Party, to create, evidence and perfect the sale, contribution, assignment, transfer, conveyance and grant of the Purchased Assets pursuant to Section 2.1(b) and the back-up security interest granted pursuant to Section 2.1(f).
Section 6.2 Seller Conditions to Closing. The Seller’s obligation to sell, contribute, assign, transfer, convey and grant to the Purchaser all of the Seller’s rights, title and interests in and to the Purchased Assets at the Closing is subject to the fulfillment as of the Closing Date of the following conditions (unless waived in writing by the Seller):
a.all representations and warranties of the Purchaser contained herein and in the other Transaction Documents shall be true and correct in all material respects as of the Closing Date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as though made on and as of such dates (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
b.the Purchaser shall have delivered to the Seller a certificate of an officer of the Purchaser, dated the Closing Date, setting forth the incumbency of the officer or officers of the Purchaser who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer; and
c.the Purchaser shall have completed the Purchaser information in Schedule 1.2, shall have established the Deposit Account, and shall have delivered to the Seller a valid, properly executed IRS Form W-8BEN-E, or other applicable IRS withholding form, certifying that the Purchaser is (or payments to the Purchaser are) exempt from U.S. federal withholding tax with respect to any and all payments pursuant to this Purchase and Sale Agreement.
ARTICLE VII
INDEMNIFICATION
Section 7.1 Indemnification by the Seller. From and after the Effective Date, the Seller agrees to indemnify and hold the Purchaser and its Affiliates and any and all of its respective officers, directors, employees, consultants, representatives and advisers (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party whether or not involving a third party claim, demand, action or proceeding, in each case of the foregoing arising out of (i) any breach of any representation, warranty or verification made by the Seller in any of the Transaction Documents to which the Seller is party or certificates given by the Seller to the Purchaser in writing pursuant to this Agreement, (ii) any breach of any covenant or agreement by the Seller under (A) any Transaction Document to which the Seller is party or (B) the

Counterparty Agreement, (iii) any Excluded Liabilities and Obligations, and (iv) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that Seller shall not be liable for the payment to any Purchaser Indemnified Party for any portion of such Losses resulting from such Purchaser Indemnified Party’s gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction or resulting from any Permitted Deduction or Credit Event. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable to the Seller to such Purchaser Indemnified Party within [**] of written demand.
Section 7.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold each of the Seller and its Affiliates and any and all of their respective officers, directors, employees, consultants, representatives and advisers (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by the Purchaser in any of the Transaction Documents to which the Purchaser is party or certificates given by the Purchaser in any of the Transaction Documents to which the Purchaser is party or certificates given by the Purchaser in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by the Purchaser pursuant to any Transaction Document to which the Purchaser is party and (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transaction contemplated by this Purchase and Sale Agreement; provided, however, that the Purchaser shall not be liable for the payment to any Seller Indemnified Party for any portion of such Losses resulting from such Seller Indemnified Party’s gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party within [**] of written demand.
Section 7.3 Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article

VII for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party, in which case the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (such consent not to be unreasonably withheld), but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (such consent not to be unreasonably withheld), effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any obligation or restrictions on any indemnified party.
Section 7.4 Exclusive Remedy. Except in the case of fraud or intentional breach, following the Effective Date, the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document. Notwithstanding anything in this Purchase and Sale Agreement to the contrary, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 8.2.
Section 7.5 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, (a) the Seller shall not have any liability under Section 7.1(i) in excess of [**], provided, that the foregoing limitation shall not apply to breach of any of the representations, covenants or agreements set forth in Sections 3.8 and 5.7, and (b) the Purchaser shall have no liability under Section 7.2(i) in excess of [**].

Section 7.6 Tax Treatment for Indemnification Payments. Any indemnification payments made pursuant to this Article 7 will be treated as an adjustment to the Purchase Price for U.S. federal income tax to the fullest extent permitted by Applicable Law.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 Termination; Survival.
a.[Reserved].
b.This Purchase and Sale Agreement shall commence on the Effective Date, and, so long as the Closing occurs, this Purchase and Sale Agreement shall continue in full force and effect until there are no longer Vorasidenib Receivables from the Earn-Out Product (vorasidenib), at which point this Purchase and Sale Agreement shall terminate, except for any rights, obligations or claims of either party hereto that have accrued prior to such termination; provided, however, that the provisions of Article II, Section 5.2, Section 5.4(d), Section 5.7, Section 5.9, Article VII and Article VIII shall survive such termination. Unless and until this Purchase and Sale Agreement shall have terminated in accordance with the prior sentence, all representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Purchase and Sale Agreement shall survive the execution and delivery of this Purchase and Sale Agreement, the Effective Date and the Closing Date; provided that, on and after the Closing Date, all representations and warranties shall be deemed made only as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be deemed made as of such earlier date). The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Purchase and Sale Agreement or the Effective Date) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants. This Agreement shall automatically terminate in all respects if the FDA Approval has not occurred by October 31, 2024, unless otherwise agreed in writing prior to such date by Seller and Purchaser.
Section 8.2 Specific Performance. Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement.
Section 8.3 Notices. All notices and other communications under this Purchase and Sale Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 8.3:
If to the Seller, to it at:
Agios Pharmaceuticals, Inc.
88 Sidney St.
Cambridge, MA 02139
Attention: [**]
Email: [**]
with a copy to:
WilmerHale
60 State Street
Boston, MA 02109
Attention: George W. Shuster Jr.
Email: george.shuster@wilmerhale.com
If to the Purchaser, to it at:
Royalty Pharma Investments 2019 ICAV
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: [**]
Email: [**]

with a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Robert M. Crawford and Jacqueline Mercier
Email: [**]

Section 8.4 Successors and Assigns. The provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller shall not be entitled to assign or otherwise transfer any Transaction Document or any of its obligations, rights or interests under any of the Transaction Documents, in whole or in part, by operation of law, merger, change of control or otherwise, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed provided that such assignment is an assignment of all of Seller’s rights and obligations under this Agreement and meets the provisions of Section 8.04(a)(ii), Section 8.4(a)(iii) and Section 8.4(b) below), and any purported assignment or transfer without such consent shall be void and of no effect; provided, however, that the Seller may, without the prior written consent of the Purchaser, assign all of its obligations and rights under this Purchase and Sale Agreement (in whole, and not in part) to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets (including the Counterparty Agreement), provided that (a) the assignee under such assignment (i) is a Qualified Assignee, (ii) has also been assigned the Counterparty Agreement in connection with such transaction, and (iii) agrees to be bound by the terms of the Transaction Documents and the Counterparty Agreement and furnishes a written agreement to the Purchaser in form and substance reasonably satisfactory to the Purchaser to that effect, and (b) such transaction does not require either Counterparty to deduct or withhold from payments of the Vorasidenib Receivables any additional taxes pursuant to the Counterparty Agreement or under Applicable Law that would not be reimbursable to the Purchaser under this Purchase and Sale Agreement. The Purchaser may assign any of its obligations and rights hereunder without restriction and without the consent of the Seller: (i) to any of its Affiliates, its limited partners and any feeder vehicles, managed funds and alternative investment vehicles each of them may establish, and (ii) to any other Person with the prior written consent of the Counterparties. The Purchaser shall give notice of any assignment to the Seller promptly after the occurrence thereof.
Section 8.5 Independent Nature of Relationship. The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. This Purchase and Sale Agreement is not a partnership, joint venture agreement or similar agreement, and nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser, and/or Counterparty, any Sublicensee or Affiliate thereof, as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The parties hereto agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.
Section 8.6 Entire Agreement. This Purchase and Sale Agreement, together with the Bill of Sale, the Counterparty Instruction, the financing statements and the Exhibits hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Purchase and Sale Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto. Neither this Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that (a) Counterparty shall be a third-party beneficiary of the second to last sentence of Section 8.4, (b) Purchaser Indemnified Parties (other than the Purchaser) shall be a third-party beneficiary of Section 7.1, and (c) Seller Indemnified Parties (other than the Seller) shall be a third-party beneficiary of Section 7.2.
Section 8.7 Governing Law.
a.THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE

OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
b.Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement or any other Transaction Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
c.Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Purchase and Sale Agreement in any court referred to in Section 8.7(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
d.Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
Section 8.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED. EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.
Section 8.9 Severability. If one or more provisions of this Purchase and Sale Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Purchase and Sale Agreement and the balance of this Purchase and Sale Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms. Any provision of this Purchase and Sale Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.
Section 8.10 Counterparts. This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or other similar means of electronic transmission, including “PDF”, and such facsimile or other electronic transmission shall be deemed an original.
Section 8.11 Amendments; No Waivers. Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Seller and the Purchaser. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 8.12 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.
AGIOS PHARMACEUTICALS, INC.
By: /s/ Cecilia Jones
Name: Cecilia Jones
Title: Chief Financial Officer
ROYALTY PHARMA INVESTMENTS 2019 ICAV
By: RP Management, LLC, its Manager and lawfully-appointed attorney
By: /s/ Arthur McGivern
Name: Arthur McGivern
Title: EVP & General Counsel

Signature Page to Purchase and Sale Agreement

Exhibit D
Counterparty Agreement
Incorporated by reference to Exhibit 2.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission

ACTIVE/129522328.13